Exhibit 99.1
Red Lion Reports Third Quarter 2009 Results
Focus on Revenue Mix and Cost Controls Drive Higher Margins
SPOKANE, WA, November 4, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the third quarter and nine-month period ended September 30, 2009. Summary results for the three and nine-month periods follow:
($ in thousands, except per share)

	Three months ended September 30,			Nine months ended September 30,
	2009	2008	% change	2009	2008	% change

Total revenue, as reported	$50,467	$56,886	-11.3%	$129,736	$146,256	-11.3%

Results before 2008 Special Item: (1)
EBITDA	$12,447	$14,113	-11.8%	$24,825	$27,755	-10.6%
Net income (loss)	$3,208	$4,435	-27.7%	$2,100	$4,584	-54.2%
Earnings (loss) per share — diluted	$0.18	$0.24	-25.0%	$0.12	$0.25	-52.0%

Results as reported:
EBITDA	$12,447	$14,113	-11.8%	$24,825	$24,101	3.0%
Net income (loss)	$3,208	$4,435	-27.7%	$2,100	$2,227	-5.7%
Earnings (loss) per share — diluted	$0.18	$0.24	-25.0%	$0.12	$0.12	0.0%

[1]	Excludes $3.7 million of cash and non-cash separation costs incurred in the first quarter of 2008 related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule called “Disclosure of Special Items” is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and reported hotel operating margins for the three and nine-month periods ended September 30, 2009 and September 30, 2008 are highlighted below for owned and leased hotels:

	Three months ended September 30,				Nine months ended September 30,
	2009	2008	% change		2009	2008	% change

RevPAR (revenue per available room)	$58.94	$68.38	-13.8%		$50.69	$58.56	-13.4%

ADR (average daily rate)	$85.91	$93.95	-8.6%		$85.15	$90.49	-5.9%

Occupancy	68.6%	72.8%	-420	bp	59.5%	64.7%	-520	bp

Hotel Direct Operating Margin	31.5%	30.1%	+140	bp	26.5%	25.5%	+100	bp

Commenting on the third quarter results, President and Chief Executive Officer Anupam Narayan said, “The weak economic and industry environment continued to drive declines in RevPAR; however, I was pleased with our aggressive sales and marketing efforts and revenue management during the quarter. Those efforts and our continued focus on cost controls enabled us to once again increase our hotel operating margin from the prior-year quarter.”
Narayan continued, “We have no debt maturities until September 2011 and we expect to end the year funding all of our operational and capital needs from operating cash flow. The industry continues to have limited forward visibility, and as such we will continue to focus on maximizing our profitability and cash flow by keeping a close eye on our cost structure and driving revenues through our sales and marketing efforts. General expectations are for some stabilization in the industry in the second half of 2010, and we are managing the company with that outlook in mind.”
Third Quarter Results
Red Lion’s total revenue during the third quarter of 2009 was $50.5 million, compared to $56.9 million for the prior-year period. Revenue from hotels was $45.6 million, down 14.7% from the third quarter of 2008. RevPAR for owned and leased hotels on a comparable basis for the third quarter of 2009 was down 13.8%, due to a 420 basis point decrease in occupancy and an 8.6% decrease in ADR. Despite the lower revenues, hotel direct operating margin for the quarter was 31.5%, an increase of 140 basis points from the prior-year period. System-wide RevPAR (which includes franchised hotels) on a comparable basis for the quarter decreased 15.0%, caused by a 510 basis point decrease in occupancy and an 8.4% decrease in ADR.
Franchise and management revenue was $0.4 million, a decrease of $0.4 million from the prior-year period due primarily to the receipt of $0.3 million in franchise termination fees in the third quarter of 2008. Entertainment revenue was $3.9 million, an increase of $2.0 million compared to the same quarter in 2008 which was due to the successful production of various shows during the quarter with no comparables during the prior-year period.
EBITDA for the third quarter of 2009 was $12.4 million, compared to $14.1 million for the third quarter of 2008, an 11.8% decline on a year-over-year basis. The company’s net income was $3.2 million, compared to net income of $4.4 million for the prior-year period. Diluted earnings per share were $0.18, compared to diluted earnings per share of $0.24 for the third quarter of 2008.
Nine Months 2009 Results
Red Lion’s total revenue for the nine months ended September 30, 2009 was $129.7 million, compared to $146.3 million in the same period in 2008. Reported revenue from hotels was $117.4 million, down 13.3% from the prior-year period, primarily due to the weak economic and industry environment. Hotel direct operating profit decreased 10.1% to $31.1 million, although direct operating margin increased approximately 100 basis points to 26.5%.
RevPAR for owned and leased hotels on a comparable basis for the first nine months of 2009 was down 13.4%, due to a 520 basis point decrease in occupancy and a 5.9% decrease in ADR. System-wide, RevPAR on a comparable basis decreased 13.1% from the prior-year period, with a 530 basis point decrease in occupancy and a 5.2% decrease in ADR.

Franchise and management revenue was $1.4 million, down $0.2 million from the prior-year period. Entertainment revenue was $9.0 million, up $2.0 million from the prior-year period.
EBITDA for the nine-month period ending September 30, 2009 was $24.8 million, compared to $27.8 million for the prior-year period before a one-time expense for separation costs. The company’s net income was $2.1 million, compared to net income of $4.6 million for the prior-year period before the one-time expense for separation costs. Diluted earnings per share for the nine-month period ending September 30, 2009 was $0.12, compared to diluted earnings of $0.25 per share for the prior-year period before the one-time expense for separation costs.
Liquidity and Balance Sheet
As of September 30, 2009, the company had approximately $5.1 million in cash and cash equivalents, and outstanding debt of $133.9 million. The company’s debt balance is comprised of $22.0 million outstanding under its variable rate credit facility, $13.3 million under a variable rate note with a bank, $30.8 million of publicly traded unsecured debt in the form of deeply subordinated trust preferred securities and a total of $67.8 million in fixed-rate non-recourse notes collateralized by individual hotels. The company’s first term debt maturity is in September 2011 in the aggregate amount of $22.2 million. Only the credit facility, which also matures in September 2011, and the variable rate bank note have restrictive financial covenants, with which the company is in compliance as of September 30, 2009. During the seasonally strong third quarter, the company paid down $8 million of its variable rate credit facility.
Capital expenditures for the first nine months of 2009 totaled $15.1 million, including $5.7 million and $2.6 million spent on renovations at the company’s Anaheim and Denver Southeast properties, respectively. The company expects to spend another $0.7 million on additional renovations at Denver Southeast in the fourth quarter of 2009 and another $2.3 million on normal capital expenditures at other properties. Combined, the total expected capital expenditures for 2009 will be approximately $18 million. Given current economic conditions, the company will continue to closely monitor capital spending.
Outlook for 2009
Based on currently available information, the company is revising its guidance for 2009 as follows:
•	2009 RevPAR for company owned and leased hotels is expected to decline 12% to 14% from 2008

•	2009 direct hotel operating margin is expected to range from flat to up 100 basis points

•	EBITDA is expected to be $27 to $29 million, before any special items

Conference Call Information
The company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on November 5, 2009, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (888) 428-4474. International callers should dial (612) 234-9960.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PST on November 5, 2009, through December 5, 2009 at (800) 475-6701 or (320) 365-3844 (International) access code — 119376. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of September 30, 2009, the RLH hotel network was comprised of 45 hotels located in eight states and one Canadian province, with 8,671 rooms and 431,244 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2008 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$45,625	$53,472	$(7,847)	-14.7%
Franchise	389	769	(380)	-49.4%
Entertainment	3,861	1,869	1,992	106.6%
Other	592	776	(184)	-23.7%

Total revenues	50,467	56,886	(6,419)	-11.3%

Operating expenses:
Hotels	31,253	37,375	(6,122)	-16.4%
Franchise	153	81	72	88.9%
Entertainment	2,987	1,712	1,275	74.5%
Other	528	483	45	9.3%
Depreciation and amortization	5,340	4,966	374	7.5%
Hotel facility and land lease	1,826	1,850	(24)	-1.3%
Gain on asset dispositions, net	(85)	(64)	21	32.8%
Undistributed corporate expenses	1,542	1,746	(204)	-11.7%

Total expenses	43,544	48,149	(4,605)	-9.6%

Operating income	6,923	8,737	(1,814)	-20.8%

Other income (expense):
Interest expense	(2,268)	(2,321)	53	2.3%
Other income, net	189	420	(231)	-55.0%

Income before income taxes	4,844	6,836	(1,992)	-29.1%

Income tax expense	1,631	2,391	(760)	-31.8%

Net income	3,213	4,445	(1,232)	-27.7%

Net income attributable to noncontrolling interest	(5)	(10)	5	-50.0%

Net income attributable to Red Lion Hotels Corporation	3,208	4,435	(1,227)	-27.7%

Earnings per share attributable to Red Lion Hotels Corporation:
Basic	$0.18	$0.24
Diluted	$0.18	$0.24

Weighted average shares — basic (1)	18,157	18,267
Weighted average shares — diluted (1)	18,306	18,551

EBITDA (2)	$12,447	$14,113	$(1,666)	-11.8%
EBITDA as a percentage of revenues	24.7%	24.8%

(1)	For the three months ended September 30, 2009, 72,258 of the 1,212,771 options to purchase common shares outstanding as of that date were considered dilutive, as were 31,310 of the 250,195 restricted stock units outstanding were considered dilutive during the third quarter of 2009. For the three months ended September 30, 2008, 234,658 of the 1,429,794 options to purchase common shares outstanding as of that date were considered dilutive. Of the 55,715 restricted stock units outstanding, 4,298 shares were considered dilutive during the third quarter of 2008. For both comparative periods, all of the 44,837 convertible operating partnership units, respectively, were considered dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2009	2008	$ Change	% Change

Revenue:
Hotels	$117,385	$135,401	$(18,016)	-13.3%
Franchise	1,397	1,549	(152)	-9.8%
Entertainment	8,968	6,975	1,993	28.6%
Other	1,986	2,331	(345)	-14.8%

Total revenues	129,736	146,256	(16,520)	-11.3%

Operating expenses:
Hotels	86,289	100,827	(14,538)	-14.4%
Franchise	297	226	71	31.4%
Entertainment	7,375	6,886	489	7.1%
Other	1,609	1,547	62	4.0%
Depreciation and amortization	15,603	13,993	1,610	11.5%
Hotel facility and land lease	5,476	5,496	(20)	-0.4%
Gain on asset dispositions, net	(132)	(204)	(72)	-35.3%
Undistributed corporate expenses	4,529	8,710	(4,181)	-48.0%

Total expenses	121,046	137,481	(16,435)	-12.0%

Operating income	8,690	8,775	(85)	-1.0%

Other income (expense):
Interest expense	(6,297)	(6,955)	658	9.5%
Other income, net	537	1,331	(794)	-59.7%

Income before income taxes	2,930	3,151	(221)	-7.0%

Income tax (benefit) expense	825	926	(101)	-10.9%

Net income	2,105	2,225	(120)	-5.4%

Net (income) loss attributable to noncontrolling interest	(5)	2	(7)	nm

Net income attributable to Red Lion Hotels Corporation	$2,100	$2,227	(127)	-5.7%

Earnings per share attributable to Red Lion Hotels Corporation:
Basic	$0.12	$0.12
Diluted	$0.12	$0.12

Weighted average shares — basic (1)	18,089	18,245
Weighted average shares — diluted (1)	18,119	18,508

EBITDA (2)	$24,825	$24,101	$724	3.0%
EBITDA as a percentage of revenues	19.1%	16.5%

(1)	For the nine months ended September 30, 2009, none of the 1,212,771 options to purchase common shares outstanding as of that date were considered dilutive, as the grant date stock price of all options outstanding were below the weighted average price of the Company’s common stock during that period. Similarly, none of the 250,195 restricted stock units outstanding were considered dilutive. For the nine months ended September 30, 2008, 227,037 of the 1,429,794 options to purchase common shares outstanding as of that date were considered dilutive. Of the 55,715 restricted stock units outstanding, 5,805 shares were considered dilutive. For the nine months ended September 30, 2009 and 2008, 29,946 of the 44,837 convertible operating partnership units were considered dilutive.

(2)	The definition of “EBITDA” and how that measure relates to net income attributable to Red Lion Hotels Corporation is discussed further in this release under Non-GAAP Financial Measures.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$5,050	$18,222
Restricted cash	3,712	3,890
Accounts receivable, net	10,374	11,337
Inventories	1,311	1,375
Prepaid expenses and other	3,284	2,574

Total current assets	23,731	37,398

Property and equipment, net	298,349	298,496
Goodwill	28,042	28,042
Intangible assets, net	10,245	10,376
Other assets, net	7,164	6,460

Total assets	$367,531	$380,772

Liabilities:
Current liabilities:
Accounts payable	$5,750	$10,990
Accrued payroll and related benefits	4,064	4,925
Accrued interest payable	315	314
Advance deposits	689	398
Other accrued expenses	12,041	7,756
Long-term debt, due within one year	3,130	3,008

Total current liabilities	25,989	27,391

Revolving credit facility	22,000	36,000
Long-term debt, due after one year	77,964	80,323
Deferred income	8,828	8,476
Deferred income taxes	17,380	16,366
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	182,986	199,381

Stockholders’ equity:
Red Lion Hotels Corporation stockholders’ equity Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,162,143 and 17,977,205 shares issued and outstanding	182	180
Additional paid-in capital, common stock	142,184	141,137
Retained earnings	42,155	40,055

Total Red Lion Hotels Corporation stockholders’ equity	184,521	181,372

Noncontrolling interest	24	19

Total equity	184,545	181,391

Total liabilities and stockholders’ equity	$367,531	$380,772

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2009	2008
Operating activities:
Net income	$2,105	$2,225
Adjustments to reconcile net income attributable to Red Lion Hotels Corporation to net cash provided by operating activities:
Depreciation and amortization	15,603	13,993
Gain on disposition of property, equipment and other assets, net	(132)	(204)
Deferred income tax provision (benefit)	1,014	(71)
Equity in investments	16	(147)
Imputed interest expense	—	111
Stock based compensation expense	941	2,104
Provision for doubtful accounts	103	65
Change in current assets and liabilities:
Restricted cash	178	523
Accounts receivable	912	(1,230)
Inventories	64	(12)
Prepaid expenses and other	(710)	931
Accounts payable	(5,265)	4,056
Accrued payroll and related benefits	(861)	(1,707)
Accrued interest payable	1	(60)
Deferred lease income	900	—
Other accrued expenses and advance deposits	4,379	368

Net cash provided by operating activities	19,248	20,945

Investing activities:
Purchases of property and equipment	(15,106)	(43,306)
Non-current restricted cash for sublease tenant improvements, net	—	2,072
Proceeds from disposition of property and equipment	16	5
Advances to Red Lion Hotels Capital Trust	(27)	(27)
Other, net	(1,021)	429

Net cash used in investing activities	(16,138)	(40,827)

Financing activities:
Borrowings on revolving credit facility	5,000	23,000
Repayment of revolving credit facility	(19,000)	(2,000)
Repayment of long-term debt	(2,237)	(13,234)
Borrowings on long-term debt	—	14,000
Common stock redeemed	(11)	(926)
Additions to deferred financing costs	(153)	(192)
Proceeds from issuance of common stock under employee stock purchase plan	119	164

Net cash (used in) provided by financing activities	(16,282)	20,812

Change in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(13,172)	930
Cash and cash equivalents at beginning of period	18,222	15,044

Cash and cash equivalents at end of period	$5,050	$15,974

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of September 30, 2009

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	32	6,243	309,684
Red Lion Franchised Hotels	13	2,428	121,560

Total Red Lion Hotels	45	8,671	431,244

Comparable Hotel Statistics (1)

	Three months ended September 30, 2009			Three months ended September 30, 2008
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	68.6%	$85.91	$58.94	72.8%	$93.95	$68.38
Franchised Hotels	62.6%	$75.42	$47.20	70.4%	$82.37	$57.97

Total System Wide	67.0%	$83.24	$55.73	72.1%	$90.87	$65.53

Change from prior comparative period:
Owned and Leased Hotels	(4.2)	-8.6%	-13.8%
Franchised Hotels	(7.8)	-8.4%	-18.6%

Total System Wide	(5.1)	-8.4%	-15.0%

	Nine months ended September 30, 2009			Nine months ended September 30, 2008
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy (2)	ADR (3)	RevPAR (4)

Owned and Leased Hotels	59.5%	$85.15	$50.69	64.7%	$90.49	$58.56
Franchised Hotels	55.5%	$76.33	$42.38	61.1%	$78.99	$48.24

Total System Wide	58.4%	$82.73	$48.29	63.7%	$87.30	$55.58

Change from prior comparative period:
Owned and Leased Hotels	(5.2)	-5.9%	-13.4%
Franchised Hotels	(5.6)	-3.4%	-12.1%

Total System Wide	(5.3)	-5.2%	-13.1%

(1)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
In the first quarter of 2008, the Company recorded an expense of $3.7 million in separation costs from the retirement of the Company’s former President and Chief Executive Officer. As a result, the operations as presented in the accompanying financial statements for the nine months ended September 30, 2009 compared to 2008 do not reflect a meaningful comparison between periods. The follow table represents a reconciliation of certain earnings measures before special items to income after special items.

	Nine months ended September 30, 2009			Nine months ended September 30, 2008
($ in thousands except per share data)	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS

Amount before special item	$2,100	$24,825	$0.12	$4,584	$27,755	$0.25
Special items:
Separation costs (1)	—	—	—	(3,654)	(3,654)	(0.20)
Income tax expense of special item (2)	—	—	—	1,297	—	0.07

Amount per consolidated statement of operations	$2,100	$24,825	$0.12	$2,227	$24,101	$0.12

Change from the comparative period:
Amount before special item	-54.2%	-10.6%	-52.0%
Amount per consolidated statement of operations	-5.7%	3.0%	—

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income Attributable to Red Lion Hotels Corporation
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA to net income attributable to Red Lion Hotels Corporation for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
EBITDA	$12,447	$14,113	$24,825	$24,101
Income tax expense	(1,631)	(2,391)	(825)	(926)
Interest expense	(2,268)	(2,321)	(6,297)	(6,955)
Depreciation and amortization	(5,340)	(4,966)	(15,603)	(13,993)

Net income	$3,208	$4,435	$2,100	$2,227

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income attributable to Red Lion Hotels Corporation, before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income attributable to Red Lion Hotels Corporation and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”).
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income attributable to Red Lion Hotels Corporation, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income attributable to Red Lion Hotels Corporation determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.